Exhibit (a)(1)(H)

July 28, 2014

 DELMAR PHARMACEUTICALS, INC.

To the Holders of the Investor Warrants

Please note that we have decided to extend the expiration date for our pending offer to amend and exercise the warrants issued as part of our private placement financings closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Investor Warrants”), pursuant to which the Investor Warrants will be amended (the “Offer to Amend and Exercise”). All terms used herein shall have the same meaning as the Offer to Amend and Exercise, as amended to date.

The Offer to Amend and Exercise, which was previously scheduled to expire today, Monday, July 28th, 2014 at 5:00 p.m. Pacific Time, will now remain open until Friday, August 8, 2014 at 5:00 p.m. Pacific Time.

In order to participate in the Offer to Amend and Exercise, your acceptance and exercise documents must be submitted and received by us by this new deadline. Any withdrawals of previous elections must also be submitted and received by us by this time. If you have already submitted your election form, unless you wish to withdraw, no further action is necessary.

As of 2:00 p.m. Pacific Time on Monday, July 28, 2014, approximately 4,397,862 Investor Warrants had been amended and exercised by their Holders pursuant to the Offer to Amend and Exercise.

 The Offer to Amend and Exercise is subject to the terms and conditions described in the offering materials, and we urge you to read the Offer to Amend and Exercise and the other documents governing the Offer to Amend and Exercise. If you have any questions, need assistance or require additional copies of any of the offering materials please contact the Company at:

DelMar Pharmaceuticals, Inc.
Suite 720 -- 999 West Broadway
Vancouver, B.C. CANADA V5Z 1K5
Attention: Corporate Secretary
(604) 629-5989

As always, thank you for your continued commitment and support.

/s/ Jeffrey A. Bacha

DelMar Pharmaceuticals, Inc.
Jeffrey A. Bacha
Chief Executive Officer and President